Exhibit 10.19
2011 Stock Incentive Plan – Stock Unit Agreement

1.           Award of Stock Units.  PDF Solutions, Inc., a Delaware corporation (the “Company”), has authorized the grant to you of a stock unit award (the “Award”) covering the total number of shares of Shares (the “Stock Units”) set forth in the Notice of Stock Unit Award or online Grant Summary (as applicable, the “Notice”) delivered to you along with this Agreement, on the date set forth therein (the “Grant Date”), subject to the terms, definitions and provisions of the 2011 Stock Incentive Plan (the “Plan”), which is incorporated in this Stock Unit Agreement (the “Agreement”) by reference.  Unless otherwise defined in this Agreement or the Notice, the terms used in this Agreement shall have the meanings defined in the Plan.

(a)           Bookkeeping Entry.  Pursuant to the Plan, each Stock Unit is a bookkeeping entry representing the equivalent in value of one (1) Share.

(b)           Acceptance; Cancellation.  You acknowledge that by electronically accepting the Award (or instructing the Company in writing to record such acceptance with its designated third-party broker) you agree to be bound by all terms applicable to the Award, as set forth in this Agreement and the Plan.  You must expressly accept the terms and conditions of your Stock Units as set forth in the Notice, this Agreement and the Plan by electronically accepting this Agreement within ninety (90) days after the Company first makes the Notice available to you.  If you do not accept this Award in the manner instructed by the Company, this Award and all Stock Units represented hereby may be cancelled by the Company in its discretion.

2.           Vesting of Stock Units.  So long as your Service continues, the Stock Units shall vest according to the vesting schedule in the Notice.  If you take a leave of absence, the Company may, at its discretion, suspend vesting during the period of leave to the extent permitted under applicable local law.  Prior to the time that the Stock Units are settled upon vesting, you shall have no rights other than those of a general creditor of the Company.  The Stock Units represent an unfunded and unsecured obligation of the Company.

3.           Termination of Service.  In the event of the termination of your Service for any reason (whether or not in breach of local labor laws), all unvested Stock Units shall be immediately forfeited without consideration.  For purposes of the preceding sentence, your right to vest in the Stock Units will terminate effective as of the date that you are no longer actively providing Service and will not be extended by any notice period mandated under local law (e.g., active Service would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of the Stock Units.

4.           Settlement of Stock Units.  Upon vesting of Stock Units, Stock Units shall be automatically settled in Shares, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until you have satisfied any applicable tax and/or other obligations pursuant to Section 5 below and such issuance otherwise complies with all applicable law.

Stock Unit Agreement (continued)

5.           Taxes.

(a)           Regardless of any action the Company or your employer (the “Employer”) takes with respect to any and all income tax, social taxes or insurance contributions, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items with respect to the Stock Units is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant, vesting or settlement of the Stock Units, or the subsequent sale of any Shares acquired at vesting or the receipt of any dividends with respect to such Shares; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you become subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)           Prior to any relevant tax, withholding or required deduction event, as applicable, you agree to make arrangements satisfactory to the Company for the satisfaction of any applicable tax, withholding, required deduction and payment on account obligations of the Company and/or the Employer that arise in connection with the Stock Units.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligations related to Tax-Related Items by one or a combination of the following:  (1) withholding from your wages or other cash compensation payable to you by the Company or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); (3) withholding of Shares that would otherwise be issued upon settlement of the Stock Units; or (4) requiring you to satisfy the liability for Tax-Related Items by means of any other arrangement approved by the Company.  If the obligation for Tax-Related Items is satisfied by withholding of Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.  To avoid financial accounting charges under applicable accounting guidance, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory rates or may take any other action required to avoid financial accounting charges under applicable accounting guidance.

(c)           Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described.  The Company shall not be required to issue or deliver Shares pursuant to this Agreement unless and until such obligations are satisfied.

Stock Unit Agreement (continued)

7.           Tax and Legal Advice.  You represent, warrant and acknowledge that neither the Company nor your Employer have made any warranties or representations to you with respect to any Tax-Related Items, legal or financial consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company, your Employer’s or the Company’s or the Employer’s representatives for an assessment of such consequences.  YOU UNDERSTAND THAT THE LAWS GOVERNING THIS AWARD ARE SUBJECT TO CHANGE.  YOU SHOULD CONSULT YOUR OWN PROFESSIONAL TAX, LEGAL AND FINANCIAL ADVISOR REGARDING ANY STOCK UNITS.  YOU UNDERSTAND THAT THE COMPANY AND YOUR EMPLOYER ARE NOT PROVIDING ANY TAX, LEGAL, OR FINANCIAL ADVICE, NOR IS THE COMPANY OR YOUR EMPLOYER MAKING ANY RECOMMENDATION REGARDING YOUR ACCEPTANCE OF THIS AWARD.  NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER OR OTHER PENALTIES.

8.           Non-Transferability of Stock Units.  Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law.

9.           Restriction on Transfer.  Regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Stock Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law including all applicable foreign laws.

10.           Restrictive Legends and Stop-Transfer Instructions.  Stock certificates evidencing the Shares issued pursuant to the Stock Units may bear such restrictive legends and/or appropriate stop-transfer instructions may be issued to the Company’s transfer agent as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.

11.           Representations, Warranties, Covenants, and Acknowledgments.  You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the Stock Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable laws.

12.           Voting and Other Rights.  Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a stockholder of the Company unless and until the Stock Units are settled upon vesting.  In addition, you shall not have any rights to dividend equivalent payments with respect to unvested Stock Units.

Stock Unit Agreement (continued)

13.           Authorization to Release and Transfer Necessary Personal Information.

(a)           You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and the Company and its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b)           You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (or any other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in the Company, details of all Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing your participation in the Plan.  You understand that Data may be transferred to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of these Stock Units under the Plan or with whom Shares acquired pursuant to these Stock Units or cash from the sale of such Shares may be deposited.  Furthermore, you acknowledge and understand that the transfer of the Data to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties is necessary for your participation in the Plan.

(c)           You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting your local human resources representative in writing.  You further acknowledge that withdrawal of consent may affect your ability to vest in or realize benefits from these Stock Units, and your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

14.           No Entitlement or Claims for Compensation.

(a)           Your rights, if any, in respect of or in connection with these Stock Units or any other Award are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary Award.  The Plan may be amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.  By accepting these Stock Units, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Stock Units to you or benefits in lieu of Stock Units, even if Stock Units have been granted repeatedly in the past.  All decisions with respect to future grants of Stock Units, if any, will be at the sole discretion of the Company.

Stock Unit Agreement (continued)

(b)           The Stock Units and the Shares subject to the Stock Units are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Parent, Subsidiary or Affiliate.  The value of the Stock Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Parent, Subsidiary or Affiliate and which is outside the scope of your written employment agreement (if any).

(c)           You acknowledge that you are voluntarily participating in the Plan.

(d)           Neither the Plan nor these Stock Units or any other Award granted under the Plan shall be deemed to give you a right to remain an Employee, Contractor or director of the Company, a Parent, Subsidiary or an Affiliate.  The Employer reserves the right to terminate your Service at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws, and a written employment agreement (if any).

(e)           The grant of the Stock Units and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Parent, Subsidiary or Affiliate.

(f)           The future value of the underlying Shares is unknown and cannot be predicted with certainty and if you vest in the Stock Units and are issued Shares, the value of those Shares may increase or decrease.  You also understand that neither the Company, nor the Employer or any Parent, Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between your Employer’s local currency and the United States Dollar that may affect the value of this Award.

(g)           In consideration of the grant of the Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from termination of your Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

Stock Unit Agreement (continued)

(h)           You agree that the Company may require Shares received pursuant to the Stock Units to be held by a broker designated by the Company.

(i)           You agree that your rights hereunder (if any) shall be subject to set-off by the Company for any valid debts you owe the Company.

(j)           The Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

15.           Governing Law and Forum.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.  For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.

16.           Entire Agreement; Enforcement of Rights.  This Agreement, together with the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior or contemporaneous discussions between the parties.  Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

17.           Notices.  Any notice required or permitted under the terms of this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to you at the address maintained for you in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

18.           Binding Effect.  Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors, and assigns of the parties hereto.

19.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

Stock Unit Agreement (continued)

20.           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.           Language.  If this Agreement or any other document related to the Plan is translated into a language other than English and the meaning of the translated version is different from the English version, the English version will take precedence.

22.           Appendix.  Notwithstanding any provisions in this Agreement, the Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country of residence.  Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Agreement.

23.           Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Furthermore, you acknowledge that the laws of the country in which you are working at the time of grant, vesting and settlement of the Stock Units or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill.

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PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

Stock Unit Agreement – Appendix A

This Appendix A includes additional specific terms that apply to you if you are resident in a non-U.S. country.  This Appendix A is part of the Stock Unit Agreement to which it is attached (the “Agreement”) and contains terms and conditions material to participation in the Plan.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement. You understand and agree that the Company is neither responsible for any foreign exchange fluctuations between your local currency and the U.S. Dollar that may affect the value of the Company’s Shares nor liable for any decrease in the value of the Shares.

China

Your Award is also subject to the terms and conditions outlined in the separate China Addendum and Internal Control Policy, both of which are incorporated herein and form part of this Agreement.  By accepting this Award, you acknowledge that you understand and agree to the terms and conditions of the China Addendum and Internal Control Policy.

Italy

You may be required to report on your annual tax return any transfer abroad in excess of EUR 10,000 and not delivered by an authorized Italian bank.

Data Privacy Notice

Pursuant to Legislative Decree no. 196/2003, the Controller of personal data processing and the Company’s representative in Italy for privacy purposes is PDF Solutions, Inc. Sede Secondaria in Italia, with registered offices at Piazza Meda 3, Milano 20100 Italy. By accepting this Award, you agree to the following:

“I understand that data processing related to the purposes specified in this Agreement shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including the communication and transfer of my data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan.  I understand that the use of my data will be minimized where it is not necessary for the implementation, administration and management of the Plan.  I further understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, ask for rectification of my data and stop, for legitimate reason, the data processing.  Furthermore, I am aware that my data will not be used for direct marketing purposes.”

Appendix A to Stock Unit Agreement (continued)

Japan

If you are issued or transfer Shares with a value that exceeds ¥100,000,000, you must file a report with the Ministry of Finance through the Bank of Japan within twenty (20) days of receiving the Shares (provided, however, that if you acquire the Shares through a financial instruments firm in Japan, this requirement will not apply).  In addition, if you are a resident of Japan and make or receive any cross-border payment of more than ¥30,000,000 you should file a report with the Minister of Finance via the Bank of Japan within ten (10) days.  Please note that the timing and reporting requirement may vary depending on whether the relevant transaction is made through a bank in Japan; you are advised to consult your own advisor to confirm the precise requirements applicable to you.

Korea

Exchange control laws require Korean residents who realize US $500,000 or more from the sale of Shares or the receipt of any dividends to repatriate the proceeds to Korea within eighteen (18) months of the sale or the receipt of the dividends, as applicable.  However, separate sales may be deemed a single sale if the sole purpose of such separate sales was to avoid a sale exceeding the US $500,000 threshold.

Singapore

This offer of Stock Units and the underlying Shares shall be made available only to an employee of the Company or its Affiliates, in reliance of the prospectus exemption set out in section 173(1)(f) the Securities and Futures Act (Chapter 289) of Singapore. In addition, you agree, by your acceptance of this offer, not to sell any Shares within six (6) months of the date of grant.   Please note that neither this Agreement nor any other document or material in connection with this offer of Stock Units and the Shares has been or will be lodged, registered or reviewed by any regulatory authority in Singapore.

You should not treat the contents of this document as advice relating to legal, taxation or investment matters and are advised to exercise caution in relation to the offer and to consult your own professional adviser(s) concerning the contents of this Agreement.

Taiwan

The Plan is not registered in Taiwan with the Securities and Futures Bureau and is not subject to the securities laws of Taiwan. You may acquire and remit foreign currency (including proceeds from the sale of Shares) into Taiwan up to US $5,000,000 per year. Remittance of funds for the purchase of Shares should be made through an authorized foreign exchange bank.

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